                                                                      EXHIBIT 12


                             ILLINOIS POWER COMPANY
                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                             (Thousands of Dollars)


                                                                                  Year Ended December 31,
                                              -------------------------------------------------------------------------------------
                                                1993         1993**        1994        1995       1996          1997       1997***
                                              ----------   ---------    ---------   ---------   ---------    ---------    ---------
Earnings Available for Fixed Charges:
Net Income (Loss)                             $ (56,038)   $ (56,038)   $ 180,242   $ 182,713   $ 228,618    $ (44,173)   $ (44,173)
 Add:
  Income Taxes:
   Current                                       25,260       25,260       58,354      98,578     163,873       72,680       76,680
   Deferred - Net                                82,057       82,057       71,177      34,137     (16,028       36,963       36,963
  Allocated income taxes                        (12,599)     (12,599)      (8,285)     (8,417)     (2,642)      (1,446)      (1,446)
  Investment tax credit - deferred                 (782)        (782)     (11,331)     (6,894)     (7,278)      (7,278)      (7,278)
  Income tax effect of disallowed
    costs                                       (70,638)     (70,638)        --          --          --           --           --
  Income tax effect of FAS 71 write-off            --           --           --          --          --       (117,998)    (117,998)
  Interest on long-term debt                    154,110      154,110      135,115     125,581     118,438      109,595      109,595
  Amortization of debt expense and
   premium-net, and other interest
   charges                                       17,007       17,007       15,826      29,558      22,325       26,260       26,260
  One-third of all rentals (Estimated
   to be representative of the
   interest components)                           5,992        5,992        5,847       5,221       4,346        4,229        4,229
  Interest on in-core fuel                        6,174        6,174        7,185       6,716       4,757        3,842        3,842
  Disallowed Clinton plant costs                   --        270,956         --          --          --           --           --
  FAS 71 Regulatory Write-Offs                     --           --           --          --          --           --        313,030
                                              ---------    ---------    ---------   ---------   ---------    ---------    ---------
Earnings (loss) available for fixed charges   $ 150,543    $ 421,499    $ 454,130   $ 467,193   $ 516,409    $  82,674    $ 395,704
                                              =========    =========    =========   =========   =========    =========    =========

Fixed charges:
 Interest on long-term debt                     154,110    $ 154,110    $ 135,115   $ 125,581   $ 118,438    $ 109,595    $ 109,595
 Amortization of debt expense and
  premium-net, and other interest
  charges                                        27,619       27,619       25,381      38,147      28,957       31,204       31,204
 One-third of all rentals (Estimated
  to be representative of the interest
  component)                                      5,992        5,992        5,847       5,221       4,346        4,229        4,229
                                              ---------    ---------    ---------   ---------   ---------    ---------    ---------
Total Fixed Charges                           $ 187,721    $ 187,721    $ 166,343   $ 168,949   $ 151,741    $ 145,028    $ 145,028
                                              =========    =========    =========   =========   =========    =========    =========

Ratio of earnings to fixed charges                 0.80*        2.25         2.73        2.77        3.40         0.57*        2.73
                                              =========    =========    =========   =========   =========    =========    =========


                                                               Twelve
                                                             Months Ended
                                                               September
                                                         -------------------------
                                                           1998          1998***
                                                         -------------------------
Earnings Available for Fixed Charges:
Net Income (Loss)                                        $(197,357)    $(197,357)
 Add:
  Income Taxes:
   Current                                                  25,854        25,854
   Deferred - Net                                          (34,073)      (34,073)
  Allocated income taxes                                    (2,118)       (2,118)
  Investment tax credit ( deferred                          (7,278)       (7,278)
  Income tax effect of disallowed costs                       --            --
  Income tax effect of FAS 71 write-off                   (117,998)     (117,998)
  Interest on long-term debt                               104,971       104,971
  Amortization of debt expense and
   premium-net, and other interest charges                  29,632        29,632
  One-third of all rentals (Estimated to be
   representative of the interest components)                4,090         4,090
  Interest on in-core fuel                                   3,816         3,816
  Disallowed Clinton plant costs                              --            --
  FAS 71 Regulatory Write-Offs                                --         313,030
                                                         --------      ---------
Earnings (loss) available for fixed charges              $(190,461)    $ 122,569
                                                         =========     =========

Fixed charges:
 Interest on long-term debt                              $ 104,971     $ 104,971
 Amortization of debt expense and
  premium-net, and other interest charges                   37,326        37,326
 One-third of all rentals (Estimated to be
  representative of the interest
  component)                                                 4,090         4,090
                                                         ---------     ---------
Total Fixed Charges                                      $ 146,387     $ 146,387
                                                         =========     =========

Ratio of earnings to fixed charges                           (1.30)*        0.84
                                                         =========     =========



* Earnings are inadequate to cover fixed charges. Additional earnings (thousands) for 1993, 1997 and Twelve Months Ended September 30, 1998 of $37,178, $62,354, and $336,848.

** Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item - Disallowed Clinton plant costs.

*** Supplemental ratio of earnings to fixed charges presented to exclude write-off related to the discontinued application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation" for the generation segment of the business.